Mid-Con Energy Partners, LP Closes Hugoton Asset Divestiture

DALLAS, July 28, 2016 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”), through its wholly-owned subsidiary, Mid-Con Energy Properties, LLC, announces that it has closed its previously announced divestiture of oil and natural gas assets within the Hugoton area to PO&G Panhandle, LP, an affiliate of P.O.&G. Resources, LP, at a contract price of $18.0 million, subject to customary post-closing purchase price adjustments. Net divestiture proceeds will be used to reduce borrowings outstanding under the Partnership’s revolving credit facility.

For reference, the divested assets in the Hugoton area, as of December 31, 2015 were comprised of 70 producing wells, 45 injection wells, 5 water supply wells, and 86 inactive wells. Average net production during December 2015 was 682 Boe/d and total proved reserves at year end 2015 were 3.2 million barrels of oil equivalent.

ABOUT MID-CON ENERGY PARTNERS, LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery (“EOR”). Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward-Looking Statements" of our public filings.

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(918) 743-7575